As filed with the Securities and Exchange Commission on November 21, 2005
Registration No. 333-129266

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
URS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-1381538
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(415) 774-2700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Kent P. Ainsworth
Executive Vice President and Chief Financial Officer
URS Corporation
600 Montgomery Street, 26th Floor
San Francisco, California 94111-2728
(415) 774-2700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Samuel M. Livermore
Virginia C. Edwards
Cooley Godward LLP
101 California Street, 5th Floor
San Francisco, California 94111
(415) 693-2000
      Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☑
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2005
PROSPECTUS
3,580,907 Shares
URS CORPORATION
Common Stock

        The selling stockholders identified in this prospectus may sell from time to time up to 3,580,907 shares of our common stock. We will not receive any proceeds from the sale of the shares by any selling stockholder.
      Our common stock is traded on the New York Stock Exchange under the symbol “URS.” On November 18, 2005, the last reported sale price for our common stock, as reported on the New York Stock Exchange, was $42.42 per share.
      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS.
      The shares of our common stock may be sold by the selling stockholders to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                     , 2005.

      You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

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PROSPECTUS SUMMARY
      This summary highlights information contained elsewhere in this prospectus and/or the documents incorporated by reference. For more information about our business and the risks involved in investing in our stock, you should read carefully (a) the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference and (b) our consolidated financial statements and related notes appearing in the documents incorporated by reference.
URS Corporation
Overview
      We are one of the world’s largest engineering design services firms and a major federal government contractor for systems engineering and technical assistance, and operations and maintenance services. We offer a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, facilities, environmental, homeland security, defense systems, installations and logistics, commercial/industrial, and water/wastewater treatment projects. We operate in more than 20 countries with approximately 28,000 employees providing services to federal, state and local governments, and private industry clients in the United States and abroad.
      We are incorporated in Delaware and our principal corporate office is located at 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728. Our telephone number is (415) 774-2700. Information contained on our Web site does not constitute part of this prospectus. References in the prospectus to “URS,” “we,” “our,” “us” and the “Company” refer to URS Corporation, a Delaware corporation and its subsidiaries.

RISK FACTORS
      Investment in our securities involves risks. You should consider carefully the risks described below, as well as other information in this prospectus and the documents incorporated by reference, before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.
Demand for our services is cyclical and vulnerable to economic downturns. If the current economy worsens, then our revenues, profits and our financial condition may deteriorate.
      Demand for our services is cyclical and vulnerable to economic downturns, which may result in clients delaying, curtailing or canceling proposed and existing projects. For example, there was a decrease in our URS Division revenues of $77.9 million, or 3.4%, in fiscal year 2002 compared to fiscal year 2001. Our clients may demand better pricing terms and their ability to pay our invoices may be affected by the economy. Our government clients may face budget deficits that prohibit them from funding proposed and existing projects. Our business traditionally lags the overall recovery in the economy; therefore, our business may not recover immediately when the economy improves. If the current economy worsens, then our revenues, profits and overall financial condition may deteriorate.
Unexpected termination of a substantial portion of our book of business could harm our operations and significantly reduce our future revenues.
      We account for all contract awards that may be recognized as revenues as our book of business, which includes backlog, designations, option years and indefinite delivery contracts. Our backlog consists of the amount billable at a particular point in time, including task orders issued under indefinite delivery contracts. As of September 30, 2005, our backlog was approximately $3.7 billion. Our designations consist of projects that clients have awarded us, but for which we do not yet have signed contracts. Our option year contracts are multi-year contracts with base periods plus option years that are exercisable by our clients without the need for us to go through another competitive bidding process. Our indefinite delivery contracts are signed contracts under which we perform work only when our clients issue specific task orders. Our book of business estimates may not result in actual revenues in any particular period since clients may terminate or delay projects, or decide not to award task orders under indefinite delivery contracts. Unexpected termination of a substantial portion of our book of business could harm our operations and significantly reduce our future revenues.
As a government contractor, we are subject to a number of procurement laws, regulations and government audits; a violation of any such laws and regulations could result in sanctions, contract termination, harm to our reputation or loss of our status as an eligible government contractor.
      We must comply with and are affected by federal, state, local and foreign laws and regulations relating to the formation, administration and performance of government contracts. For example, we must comply with the Federal Acquisition Regulation (“FAR”), the Truth in Negotiations Act, the Cost Accounting Standards (“CAS”), the Service Contract Act, and Department of Defense (“DOD”) security regulations, as well as many other laws and regulations. These laws and regulations affect how we transact business with our clients and in some instances, impose additional costs to our business operations. Even though we take precautions to prevent and deter fraud and misconduct, we face the risk that our employees or outside partners may engage in misconduct, fraud or other improper activities. Government agencies, such as the U.S. Defense Contract Audit Agency (“DCAA”), routinely audit and investigate government contractors. These government agencies review and audit a government contractor’s performance under its contracts, cost structure and compliance with applicable laws, regulations and standards. In addition, during the course of its audits, the DCAA may question incurred costs if the DCAA believes we have accounted for such costs in a manner inconsistent with the requirements for the FAR or CAS and recommend that our U.S. government corporate administrative contracting officer disallow such costs. Historically, we have not experienced significant disallowed costs as a result of such audits. However, we can provide no assurance that the DCAA or other government audits will not result in material disallowances for incurred costs in the future. Government contract violations could result in the imposition of civil and criminal penalties or sanctions, contract termination, forfeiture of profit, and/or suspension of payment, any of which could make us lose our status as an eligible government contractor. We could also suffer serious harm to our reputation.
Because we depend on federal, state and local governments for a significant portion of our revenue, our inability to win or renew government contracts could harm our operations and significantly reduce or eliminate our profits.
      Revenues from federal government contracts and state and local government contracts represented approximately 47% and 23%, respectively, of our total revenues for the nine months ended September 30, 2005. Our inability to win or renew government contracts could harm our operations and significantly reduce or eliminate our profits. Government contracts are typically awarded through a heavily regulated procurement process. Some government contracts are awarded to multiple competitors, causing increases in overall competition and pricing pressure. The competition and pricing pressure, in turn may require us to make sustained post-award efforts to reduce costs in order to realize revenues under these contracts. If we are not successful in reducing the amount of costs we anticipate, our profitability on these contracts will be negatively impacted. Moreover, even if we are qualified to work on a government contract, we may not be awarded the contract because of existing government policies designed to protect small businesses and underrepresented minority contractors. Finally, government clients can generally terminate or modify their contracts with us at their convenience.
Each year a portion of our multiple-year government contracts may be subject to legislative appropriations. If legislative appropriations are not made in subsequent years of a multiple-year government contract, then we may not realize all of our potential revenues and profits from that contract.
      Each year a portion of our multiple-year government contracts may be subject to legislative appropriations. For example, the passage of the SAFETEA-LU transit bill in August of 2005 will provide matching funds for state transportation projects. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a project, the related contract may only be partially funded, and additional funding is normally committed only as appropriations are made in each subsequent year. These appropriations, and the timing of payment of appropriated amounts, may be influenced by, among other things, the state of the economy, competing political priorities, curtailments in the use of government contracting firms, budget constraints, the timing and amount of tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years of a multiple-year contract, we may not realize all of our potential revenues and profits from that contract.
If we are unable to accurately estimate and control our contract costs, then we may incur losses on our contracts, which may result in decreases in our operating margins and in a significant reduction or elimination of our profits.
      It is important for us to control our contract costs so that we can maintain positive operating margins. We generally enter into three principal types of contracts with our clients: cost-plus, fixed-price and time-and-materials. Under cost-plus contracts, which may be subject to contract ceiling amounts, we are reimbursed for allowable costs and fees, which may be fixed or performance-based. If our costs exceed the contract ceiling or are not allowable under the provisions of the contract or any applicable regulations, we may not be reimbursed for all our costs. Under fixed-price contracts, we receive a fixed price regardless of what our actual costs will be. Consequently, we realize a profit on fixed-price contracts only if we control our costs and prevent cost over-runs on the contracts. Under time-and-materials contracts, we are paid for labor at negotiated hourly billing rates and for other expenses. Profitability on our contracts is driven by billable headcount and our ability to manage costs. Under each type of contract, if we are unable to control costs, we may incur losses on our contracts, which may result in decreases in our operating margins and in a significant reduction or elimination of our profits.

Our actual results could differ from the estimates and assumptions that we use to prepare our financial statements, which may significantly reduce or eliminate our profits.
      To prepare financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions as of the date of the financial statements, which affect the reported values of assets and liabilities and revenues and expenses and disclosures of contingent assets and liabilities. Areas requiring significant estimates by our management include:

•	contract costs and profits and application of the “percentage-of-completion” method of accounting and revenue recognition of contracts and contract claims;

•	provisions for uncollectible receivables and customer claims and recoveries of costs from subcontractors, vendors and others;

•	provisions for income taxes and related valuation allowances;

•	recoverability of goodwill and other intangible assets;

•	valuation of assets acquired and liabilities assumed in connection with business combinations;

•	valuation of defined benefit pension plans and other employee benefit plans; and

•	accruals for estimated liabilities, including litigation and insurance reserves.

      Our actual results could differ from those estimates, which may significantly reduce or eliminate our profits.
Our use of the “percentage-of-completion” method of accounting could result in reduction or reversal of previously recorded revenues and profits.
      A substantial portion of our revenues and profits are measured and recognized using the “percentage-of-completion” method of accounting, which is further discussed in Note 2, “Accounting Policies” of our amended annual report on Form 10-K/ A for our fiscal year ended October 31, 2004. Generally, our use of this method results in recognition of revenues and profits ratably over the life of the contract, based on the proportion of costs incurred to date to total costs expected to be incurred for the entire project. The effect of revisions to revenues and estimated costs is recorded when the amounts are known and can be reasonably estimated. Such revisions could occur in any period and their effects could be material. Although we have historically made reasonably reliable estimates of the progress towards completion of long-term engineering, program and construction management or construction contracts in process, the uncertainties inherent in the estimating process make it possible for actual costs to vary materially from estimates, including reductions or reversals of previously recorded revenues and profits.
If we fail to timely complete, miss a required performance standard or otherwise fail to adequately perform on a project, then we may incur a loss on that project, which may affect our overall profitability.
      We may commit to a client that we will complete a project by a scheduled date. We may also commit that a project, when completed, will achieve specified performance standards. If the project is not completed by the scheduled date or subsequently fails to meet required performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to rectify damages due to late completion or failure to achieve the required performance standards. The uncertainty of the timing of a project can present difficulties in planning the amount of personnel needed for the project. If the project is delayed or canceled, we may bear the cost of an underutilized workforce that was dedicated to fulfilling the project. In addition, performance of projects can be affected by a number of factors beyond our control, including unavoidable delays from weather conditions, unavailability of vendor materials, changes in the project scope of services requested by clients or labor disruptions. In some cases, should we fail to meet required performance standards, we may also be subject to agreed-upon damages, which are fixed in amount by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, incur a loss on that project, which may affect our overall profitability.
If our partners fail to perform their contractual obligations on a project, we could be exposed to legal liability, loss of reputation or reduced profits.
      We sometimes enter into subcontracts, joint ventures and other contractual arrangements with outside partners to jointly bid on and execute a particular project. The success of these joint projects depends, among other things, on the satisfactory performance of the contractual obligations of our partners. If any of our partners fails to satisfactorily perform its contractual obligations, we may be required to make additional investments and provide additional services to complete the project. If we are unable to adequately address our partner’s performance issues, then our client could terminate the joint project, exposing us to legal liability, loss of reputation or reduced profits.
Our future revenues depend on our ability to consistently bid and win new contracts and renew existing contracts and, therefore, our failure to effectively obtain future contracts could adversely affect our profitability.
      Our future revenues and overall results of operations require us to successfully bid on new contracts and renew existing contracts. Contract proposals and negotiations are complex and frequently involve a lengthy bidding and selection process, which is affected by a number of factors, such as market conditions, financing arrangements and required governmental approvals. For example, a client may require us to provide a bond or letter of credit to protect the client should we fail to perform under the terms of the contract. If negative market conditions arise, or if we fail to secure adequate financial arrangements or the required governmental approval, we may not be able to pursue particular projects, which could adversely affect our profitability.
Our indebtedness could negatively limit our ability to borrow, plan, make acquisitions, exploit business opportunities or maintain credit flexibility.
      During June 2005, we retired the entire outstanding amount of $365.8 million under our old credit facility and entered into a new credit facility of $350.0 million on June 28, 2005. As of September 30, 2005, we had $361.5 million of outstanding indebtedness. In addition, as of September 30, 2005, we issued $58.8 million in letters of credit against our revolving line of credit. This level of indebtedness could negatively affect us because it may:

•	limit our ability to borrow money in the future;

•	limit our flexibility in planning for, or reacting to, changes in our business;

•	place us at a competitive disadvantage if we are leveraged more than our competitors;

•	limit us from making strategic acquisitions or exploiting business opportunities;

•	make us more vulnerable to a downturn in our business or the economy; and

•	require us to maintain financial ratios, which we may not be able to achieve.

Because we are a holding company, we may not be able to service our debt if our subsidiaries do not make sufficient distributions to us.
      We have no direct operations and no significant assets other than investments in the stock of our subsidiaries. Because we conduct our business operations through our operating subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations. Legal restrictions, including local regulations and contractual obligations associated with secured loans, such as equipment financings, may restrict our subsidiaries’ ability to pay dividends or make loans or other distributions to us. The earnings from, or other available assets of, these operating subsidiaries may not be sufficient to make distributions to enable us to pay interest on our debt obligations when due or to pay the principal of such debt at maturity. As of September 30, 2005, our debt service obligations during the next twelve months will be $26.5 million. Based on the current outstanding indebtedness of $310.0 million under our new credit facility, if market rates were to average 1% higher during that same twelve-month period, our net of tax interest expense would increase by approximately $1.8 million.
Restrictive covenants in our new credit facility may restrict our ability to pursue business strategies.
      Our new credit facility may limit our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends and make distributions to our stockholders;

•	repurchase or redeem our stock;

•	repay indebtedness that is junior to our new credit facility or our outstanding indebtedness;

•	make investments and other restricted payments;

•	create liens securing debt or other encumbrances on our assets;

•	enter into sale-leaseback transactions;

•	enter into transactions with our stockholders and affiliates;

•	sell or exchange assets; and

•	pledge assets that would result in less security for our debt holders.

      Although we are in compliance with all of the financial covenants under our new credit facility, such as the maintenance of specified financial ratios, these covenants could impair our ability to finance future operations or capital needs or engage in other favorable business activities.
We may be subject to substantial liabilities under environmental laws and regulations.
      Our environmental business involves the planning, design, program and construction management and operation and maintenance of pollution control facilities, hazardous waste or Superfund sites and military bases. In addition, we contract with U.S. governmental entities to destroy hazardous materials, including chemical agents and weapons stockpiles. These activities may require us to manage, handle, remove, treat, transport and dispose of toxic or hazardous substances. We must comply with a number of governmental laws that strictly regulate the handling, removal, treatment, transportation and disposal of toxic and hazardous substances. Under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and comparable state laws, we may be required to investigate and remediate regulated hazardous materials. CERCLA and comparable state laws typically impose strict, joint and several liabilities without regard to whether a company knew of or caused the release of hazardous substances. The liability for the entire cost of clean-up can be imposed upon any responsible party. Other principal federal environmental, health and safety laws affecting us include, but are not limited to, the Resource Conservation and Recovery Act, the National Environmental Policy Act, the Clean Air Act, the Occupational Safety and Health Act, the Toxic Substances Control Act and the Superfund Amendments and Reauthorization Act. Our business operations may also be subject to similar state and international laws relating to environmental protection. In addition, the risk of “toxic tort” litigation has increased in recent years as people injured by hazardous substances seek recovery for personal injuries and/or property damages. Liabilities related to environmental contamination or human exposure to hazardous substances, or a failure to comply with applicable regulations could result in substantial costs to us, including clean-up costs, fines and civil or criminal sanctions, third party claims for property damage or personal injury or cessation of remediation activities. Currently, we are not subject to any material claims under environmental laws and regulations, our continuing and expanding work in the areas governed by these laws and regulations exposes us to the risk of substantial liability.

Changes in environmental laws, regulations and programs could reduce demand for our environmental services, which could in turn negatively impact our revenues.
      Our environmental services business is driven by federal, state, local and foreign laws, regulations and programs related to pollution and environmental protection. Accordingly, a relaxation or repeal of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could result in a decline in demand for environmental services, which could in turn negatively impact our revenues.
Our liability for damages due to legal proceedings may adversely affect us and result in a significant loss.
      Various legal proceedings are pending against us in connection with the performance of our professional services and other actions by us, the outcome of which cannot be predicted with certainty. For example, in performing our services we may be exposed to cost overruns, personal injury claims, property damage, labor shortages or disputes, weather problems and unforeseen engineering, architectural, environmental and geological problems. In some actions, parties may be seeking damages that exceed our insurance coverage or are not insured. Currently, we have limits of $125.0 million per loss and $125.0 million in the aggregate annually for general liability, professional errors and omissions liability and contractor’s pollution liability insurance (in addition to other policies for some specific projects). These policies include self-insured claim retention amounts of $4.0 million, $7.5 million and $7.5 million, respectively. Our services may require us to make judgments and recommendations about environmental, structural, geotechnical and other physical conditions at project sites. If our performance, judgments and recommendations are later found to be incomplete or incorrect, then we may be liable for the resulting damages. Although the outcome of our legal proceedings cannot be predicted with certainty and no assurance can be provided as to a favorable outcome, based on our previous experience in these matters, we do not believe that any of our legal proceedings, individually or collectively, are likely to exceed established loss accruals or our various professional errors and omissions, project-specific and other insurance policies. However, the resolution of outstanding claims is subject to inherent uncertainty and it is reasonably possible that any resolution could have an adverse effect on us. If we sustain damages that exceed our insurance coverage or that are not insured, our results of operations and financial condition could be harmed.
A general decline in U.S. defense spending could harm our operations and significantly reduce our future revenues.
      Revenues under contracts with the U.S. Department of Defense and other defense-related clients represented approximately 36% of our total revenues for the nine months ended September 30, 2005. While spending authorization for defense-related programs has increased significantly in recent years due to greater homeland security and foreign military commitments, as well as the trend to outsource federal government jobs to the private sector, these spending levels may not be sustainable. Future levels of expenditures and authorizations for these programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. As a result, a general decline in U.S. defense spending could harm our operations and significantly reduce our future revenues.
Our overall market share will decline if we are unable to compete successfully in our industry.
      Our industry is highly fragmented and intensely competitive. According to the publication Engineering News-Record, the top twenty engineering design firms only accounted for approximately 45% of the total design firm revenues in 2004. Our competitors are numerous, ranging from small private firms to multi-billion dollar public companies. In addition, the technical and professional aspects of our services generally do not require large upfront capital expenditures and provide limited barriers against new competitors. Some of our competitors have achieved greater market penetration in some of the markets in which we compete and have substantially more financial resources and/or financial flexibility than we do. As a result of the number of competitors in the industry, our clients may select one of our competitors on a project due to competitive pricing or a specific skill set. If we are unable to maintain our competitiveness, our market share will decline.

These competitive forces could have a material adverse effect on our business, financial condition and results of operations by reducing our relative share in the markets we serve.
Our failure to attract and retain key employees could impair our ability to provide services to our clients and otherwise conduct our business effectively.
      As a professional and technical services company, we are labor intensive and therefore our ability to attract, retain and expand our senior management and our professional and technical staff is an important factor in determining our future success. From time to time, it may be difficult to attract and retain qualified individuals with the expertise and in the timeframe demanded by our clients. For example, some of our government contracts may require us to employ only individuals who have particular government security clearance levels. In addition, we rely heavily upon the expertise and leadership of our senior management. The failure to attract and retain key individuals could impair our ability to provide services to our clients and conduct our business effectively.
Recent changes in accounting for equity-related compensation could impact our financial statements and our ability to attract and retain key employees.
      On December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payment” (“SFAS 123(R)”). Adoption of SFAS 123(R) will require us to record an expense for our equity-related compensation plans using a fair value method. SFAS 123(R) will be effective for us at the beginning of our next fiscal year. We are currently evaluating which transition method we will use upon adoption of SFAS 123(R) and the potential impacts adoption could have on our compensation plans. As a result of the impacts associated with the adoption of SFAS 123(R), we have re-evaluated our stock incentive plans and have currently decided to issue restricted stock awards rather than stock option grants to selected employees.
Our international operations are subject to a number of risks that could harm our operations and significantly reduce our future revenues.
      As a multinational company, we have operations in over 20 countries and we derived approximately 10% and 9% of our revenues from international operations for the nine months ended September 30, 2005 and September 30, 2004, respectively. International business is subject to a variety of risks, including:

•	lack of developed legal systems to enforce contractual rights;

•	greater risk of uncollectible accounts and longer collection cycles;

•	currency fluctuations;

•	logistical and communication challenges;

•	potentially adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•	changes in labor conditions;

•	exposure to liability under the Foreign Corrupt Practices Act and export control and anti-boycott laws; and

•	general economic and political conditions in these foreign markets.

      These and other risks associated with international operations could harm our overall operations and significantly reduce our future revenues. In addition, services billed through foreign subsidiaries are attributed to the international category of our business, regardless of where the services are performed and conversely, services billed through domestic operating subsidiaries are attributed to a domestic category of clients, regardless of where the services are performed. As a result, our international risk exposure may be more or less than the percentage of revenues attributed to our international operations.

Our business activities may require our employees to travel to and work in high security risk countries, which may result in employee injury, repatriation costs or other unforeseen costs.
      As a multinational company, our employees often travel to and work in high security risk countries around the world that are undergoing political, social and economic upheavals resulting in war, civil unrest, criminal activity or acts of terrorism. For example, we have employees working in Iraq, a high security risk country with substantial civil unrest and acts of terrorism. As a result, we may be subject to costs related to employee injury, repatriation or other unforeseen circumstances.
If we are not able to successfully develop, integrate or maintain third party support for our Enterprise Resource Program (“ERP”) system in a timely manner, we may incur unexpected costs that could harm our results of operations, including the possibility of abandoning our current ERP system and migrating to another ERP system.
      We use accounting and project management information systems supported by Oracle Corporation. As of September 30, 2005, approximately 62% of our total revenues were processed on this ERP system. We depend on the vendor to develop, integrate and provide long-term software maintenance support for our ERP system. As a result of Oracle Corporation’s acquisition of PeopleSoft, Inc. in January 2005, it is possible that Oracle may discontinue further development, integration or long-term software maintenance support for our ERP system. Accordingly, we are re-evaluating the conversion of the EG&G Division’s accounting systems to the ERP system. In the event we do not successfully complete the development and integration of our ERP system or are unable to obtain necessary long-term third party software maintenance support, we may be required to incur unexpected costs that could harm our results of operations, including the possibility of abandoning our current ERP system and migrating all of our accounting and project management information systems to another ERP system.
Terrorists’ actions and natural disasters could negatively impact the economy and the markets in which we operate, which may affect our financial condition, results of operations or cash flows.
      Terrorist attacks, such as those that occurred in New York and Washington, D.C. on September 11, 2001, and natural disasters, such as Hurricane Katrina that affected the Gulf Coast in late August 2005, could negatively impact the economy and particular markets in which we operate. For example, Hurricane Katrina caused five of our Gulf Coast offices to close, interrupted a number of active client projects and forced the relocation of our employees in that region from their homes. In addition, some of our employees work in 9 areas vulnerable to terrorist attacks. For example, during the September 11, 2001 terrorist attacks, our New York office was shut down due to terrorist attack warnings. If we are not able to react quickly to terrorist attacks and natural disasters, our operations may be affected significantly, which would have a negative impact on our financial condition, results of operations or cash flows.
If our goodwill or intangible assets become impaired, then our profits may be significantly reduced or eliminated.
      Because we have grown through acquisitions, goodwill and other intangible assets represent a substantial portion of our assets. Goodwill and other purchased intangible assets were approximately $1.0 billion as of September 30, 2005. Our balance sheet includes goodwill and other intangible assets, the values of which are material. If any of our goodwill or intangible assets were to become impaired, we would be required to write-off the impaired amount, which may significantly reduce or eliminate our profits.
Negotiations with labor unions and possible work actions could divert management attention and disrupt operations. In addition, new collective bargaining agreements or amendments to agreements could increase our labor costs and operating expenses.
      As of September 30, 2005, approximately 7% of our employees were covered by collective bargaining agreements. The outcome of any future negotiations relating to union representation or collective bargaining agreements may not be favorable to us. We may reach agreements in collective bargaining that increase our operating expenses and lower our net income as a result of higher wages or benefits expenses. In addition, negotiations with unions could divert management attention and disrupt operations, which may adversely affect our results of operations. If we are unable to negotiate acceptable collective bargaining agreements, we may have to address the threat of union-initiated work actions, including strikes. Depending on the nature of the threat or the type and duration of any work action, these actions could disrupt our operations and adversely affect our operating results.
Delaware law and our charter documents may impede or discourage a takeover even though a takeover is in the best interests of our stockholders.
      We are a Delaware corporation and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, which could be used defensively if a takeover is threatened. Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock and certain provisions in our certificate of incorporation and by-laws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, even if the business combination would have been in the best interests of our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the filings incorporated into this prospectus by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are subject to the “safe harbor” created by those sections. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “opportunity,” “plans,” “potential,” “predicts,” or “will,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K/ A and our Quarterly Reports on Form 10-Q for the quarters ended subsequent to our filing of such Annual Report on Form 10-K/ A with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business, and so are or will be, as applicable, subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties include, among others, those listed in the section entitled “Risk Factors” above.
      Because the risks and uncertainties could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each risk factor on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the prospectus supplement or the date of documents incorporated by reference in this prospectus that include forward-looking statements.
USE OF PROCEEDS
      We will not receive any of the proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares will be for the accounts of the selling stockholders.

SELLING STOCKHOLDERS
      The following table sets forth certain information relating to the selling stockholders’ beneficial ownership of shares of our common stock as of November 17, 2005. The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Unless otherwise noted, each group identified possesses sole voting and investment power with respect to shares.

		Maximum Number of	Number of Shares
	Number of	Shares to be Sold	Owned After the Sale
	Shares Owned	Pursuant to this	of the Maximum
Name of Selling Stockholders	Prior to Offering	Prospectus	Number of Shares

Blum Strategic Partners, L.P.(1)(2)	3,086,621	3,086,621	0
BK Capital Partners IV, L.P.(1)(3)	182,815	182,815	0
Stinson Capital Partners, L.P.(1)(3)	117,015	117,015	0
Stinson Capital Partners (QP), L.P.(1)(3)	104,112	104,112	0
Stinson Capital Partners II, L.P.(1)(3)	54,233	54,233	0
Stinson Capital Fund (Cayman), Ltd.(1)(3)	18,096	18,096	0
Stinson Capital Partners S, L.P.(1)(3)	17,772	17,772	0
Blum Capital Partners, L.P.(1)(4)	243	243	0

(1)	All shares held by each selling stockholder were received by such selling stockholder or one of its affiliates in connection with financing activities with our company or in open market transactions.

(2)	Blum Strategic Partners, L.P. is controlled by Blum Strategic GP, L.L.C., its general partner. Richard C. Blum, our Vice Chairman of the Board of Directors from 1975 until his resignation on November 4, 2005, and N. Colin Lind are the managing members of Blum Strategic GP, L.L.C. Blum Strategic GP, L.L.C., and Messrs. Blum and Lind by virtue of their positions with Blum Strategic GP, L.L.C., may be deemed to have investment powers and beneficial ownership with respect to the shares held by Blum Strategic Partners, L.P. Each of Blum Strategic GP, L.L.C. and Messrs. Blum and Lind disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(3)	Each of BK Capital Partners IV, L.P., Stinson Capital Partners, L.P., Stinson Capital Partners (QP), L.P., Stinson Capital Partners II, L.P. and Stinson Capital Partners S, L.P. is controlled by Blum Capital Partners, L.P., their general partner. Stinson Capital Fund (Cayman), Ltd. is controlled by Blum Capital Partners, L.P., its investment manager with voting and investment discretion. Blum Capital Partners, L.P. is controlled by Richard C. Blum and Associates, Inc. (“RCBA Inc.”), its sole general partner. The directors of RCBA Inc. are Richard C. Blum, N. Colin Lind and Marc T. Scholvinck. Blum Capital Partners, L.P., RCBA Inc., and Messrs. Blum, Lind and Scholvinck by virtue of their positions with RCBA Inc., may be deemed to have investment powers and beneficial ownership with respect to the shares held by the foregoing entities. Each of Blum Capital Partners, L.P., RCBA Inc. and Messrs. Blum, Lind and Scholvinck disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(4)	Blum Capital Partners, L.P. is controlled by RCBA Inc., its sole general partner. The directors of RCBA Inc. are Richard C. Blum, N. Colin Lind and Marc T. Scholvinck. RCBA Inc., and Messrs. Blum, Lind and Scholvinck by virtue of their positions with RCBA Inc., may be deemed to have investment powers and beneficial ownership with respect to the shares held by Blum Capital Partners, L.P. Each of RCBA Inc. and Messrs. Blum, Lind and Scholvinck disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

      All expenses incurred with the registration of shares of common stock owned by the selling stockholders will be borne by us; provided, however, that, we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration.

PLAN OF DISTRIBUTION
      The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in one or more of the following transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
      If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.
      If the registration statement with respect to which this prospectus is a part is declared effective prior to December 1, 2005, and prior to that date we are informed of a material change in the plan of distribution as set forth in this section, we will file with the SEC a post-effective amendment to the registration statement describing the material change. For example, if a selling stockholder enters into an agreement after the registration statement with respect to which this prospectus is a part is declared effective by the SEC, but prior to December 1, 2005, to sell its shares to a broker-dealer, as principal, and the broker-dealer is acting as an underwriter, we will disclose via a post-effective amendment to the registration statement the identity of the broker-dealer, the specific methods of distribution, the aggregate amount of shares of common stock being offered and the terms of the offering and we will file the agreement as an exhibit to the registration statement. A material change occurring on or after December 1, 2005 will be described in a prospectus supplement or in a report filed pursuant to Section 13 of the Exchange Act and incorporated by reference in the registration statement.
      The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
      The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
      Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
      There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part. At the time a particular offering of the shares of common stock is made, this prospectus and, if required, a prospectus supplement, will be distributed in accordance with the rules and regulations of the Securities Act by hand, via the mails or electronically via the Internet. Although the selling stockholders do not intend to use any forms of prospectus other than a printed prospectus, any use of a different form will be described in a prospectus supplement, if required.
      The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
      We will pay all expenses of the registration of the shares of common stock pursuant to a registration rights agreement between us and the selling stockholders; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We estimate the expenses for which we will be responsible in connection with the filing of this registration statement will be approximately $70,000. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.
      Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
      The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward llp, San Francisco, California.
EXPERTS
      The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K/ A for the year ended October 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph related to the restatement as discussed in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent public registered accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN GET MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:
Public Reference Room
100 F Street, NE
Room 1580
Washington, D.C. 20549
      You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the SEC, 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you can review copies of this information and the registration statement through the SEC’s “EDGAR” (Electronic Data Gathering, Analysis and Retrieval) System, available on the SEC’s website (http://www.sec.gov).
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus, or information that we later file with the SEC modifies and replaces such information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than any portion of such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules).

      We are incorporating by reference the following reports that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended October 31, 2004 filed on January 13, 2005;

•	our Annual Report on Form 10-K/ A for the year ended October 31, 2004 filed on February 10, 2005 (Amendment No. 1 to our Annual Report on Form 10-K for the year ended October 31, 2004);

•	our transition report on Form 10-QT for the period ended December 31, 2004 filed on February 9, 2005;

•	our quarterly report on Form 10-Q for the period ended April 1, 2005 filed on May 10, 2005;

•	our quarterly report on Form 10-Q for the period ended July 1, 2005 filed on August 10, 2005;

•	our quarterly report on Form 10-Q for the period ended September 30, 2005 filed on November 8, 2005;

•	our current reports on Form 8-K filed on January 19, 2005, February 1, 2005, February 9, 2005, May 31, 2005, June 1, 2005, June 9, 2005, June 14, 2005, June 16, 2005, June 30, 2005, August 29, 2005, October 7, 2005, November 7, 2005 and November 18, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act on March 11, 1983, including any amendment or report filed for the purpose of updating such description.
      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to URS Corporation, Attention: Corporate Secretary, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, California 94111-2728, (415) 774-2700.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant, in connection with the offering of the securities being registered. All amounts are estimated, except the SEC Registration Fee:

SEC Registration Fee	$16,305
Accounting Fees	$12,000
Legal Fees and Expenses	$35,000
Printing and Engraving	$2,500
Miscellaneous	$4,195

Total	$70,000

Item 15.	Indemnification of Directors and Officers
      Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
      Our by-laws provide for our indemnification of our directors and officers to the fullest extent permitted by Delaware law and such right to indemnification shall continue as to a person who has ceased to be our director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Our by-laws provide that every person will be indemnified against any and all judgments, fines, expenses including attorneys’ fees, amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings (including an action by or in the right of us, subject to certain conditions), whether by fact that he or she is or was our director or officer or is or was serving at our request as a director or officer of another corporation, subject in all instances to the requirements that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
      We have purchased and maintain insurance to protect persons entitled to indemnification in accordance with our by-laws against liabilities asserted against or incurred by them in their capacity or arising out of their status.
      We have entered into agreements with our directors and certain of our officers, which provide for indemnification. These agreements, among other things, require us to indemnify the director or officer to the fullest extent permitted by Delaware law, including indemnification for attorneys’ fees and all other costs, expenses and obligations paid or incurred by the director or officer in any action or proceeding, including any action by or in the right of the Company, arising out of the person’s services as a director or officer of us or any other corporation, partnership, joint venture, employee benefit plan, trust or other enterprise to which the person provides services at our request. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit
Number		Description of the Document

4	.1(i)	Certificate of Incorporation of URS Corporation, a Delaware corporation, filed as Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended October 31, 1991, and incorporated herein by reference.
4	.1(ii)	Certificate of Amendment of Certificate of Incorporation, filed as Exhibit 3.3 to the Annual Report on Form 10-K for the fiscal year ended October 31, 2003, and incorporated herein by reference.
4	.1(iii)	Bylaws of URS Corporation, a Delaware corporation, as amended, filed as Exhibit 3.4 to the Annual Report on Form 10-Q for the fiscal year ended October 31, 2003, and incorporated herein by reference.
4	.2(i)	Articles of Incorporation of Aman Environmental Construction, Inc., a California corporation (“Aman”), filed as Exhibit 3.2(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.2(ii)	Bylaws of Aman, filed as Exhibit 3.2(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.3(i)	Articles of Incorporation of URS Corporation — North Carolina, a North Carolina corporation (“URS-NC”), filed as Exhibit 4.1 to our Form 10-Q for the quarter ended July 1, 2005, and incorporated herein by reference.
4	.3(ii)	Bylaws of URS-NC, filed as Exhibit 4.2 to our Form 10-Q for the quarter ended July 1, 2005, and incorporated herein by reference.
4	.4(i)	Articles of Incorporation of Cleveland Wrecking Company, a California corporation (“CWC”), filed as Exhibit 3.4(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.4(ii)	Bylaws of CWC, filed as Exhibit 3.4(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.5(i)	Certificate of Formation of URS Resources, LLC, a Delaware limited liability company (“URS Resources”), filed as Exhibit 3.5(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.5(ii)	Limited Liability Company Agreement for URS Resources, filed as Exhibit 3.5(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.

Exhibit
Number		Description of the Document

4	.6(i)	Articles of Incorporation of URS District Services, P.C., a District of Columbia professional corporation (“URS-DS”), filed as Exhibit 4.3 to our Form 10-Q for the quarter ended July 1, 2005, and incorporated herein by reference.
4	.6(ii)	Bylaws of URS-DS, filed as Exhibit 4.4 to our Form 10-Q for the quarter ended July 1, 2005, and incorporated herein by reference.
4	.7(i)	Certificate of Incorporation of Signet Testing Laboratories, Inc. a Delaware corporation (“Signet”), filed as Exhibit 3.8(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.7(ii)	Bylaws of Signet, filed as Exhibit 3.8(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.8(i)	Articles of Incorporation of URS Construction Services, Inc., a Florida corporation (“URS Construction”), filed as Exhibit 3.9(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.8(ii)	Bylaws of URS Construction, filed as Exhibit 3.9(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.9(i)	Certificate of Incorporation of URS Corporation, a Nevada corporation (“URS — Nevada”), filed as Exhibit 3.10(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.9(ii)	Amended and Restated Bylaws of URS — Nevada, filed as Exhibit 4.9(ii) to our Registration Statement on Form S-3 (Commission File No. 333-129266), dated October 27, 2005, and incorporated herein by reference.
4	.10(i)	Certificate of Incorporation of URS Corporation Great Lakes, a Michigan corporation (“URS Great Lakes”), filed as Exhibit 3.11(1) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.10(ii)	Bylaws of URS Great Lakes, filed as Exhibit 3.11(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.11(i)	Certificate of Incorporation of URS Corporation — Ohio, a Ohio corporation (“URS — Ohio”), filed as Exhibit 3.14(1) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.11(ii)	Bylaws of URS — Ohio, filed as Exhibit 3.14(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.12(i)	Articles of Incorporation of URS Corporation Southern, a California corporation (“UCS”), filed as Exhibit 3.15(1) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.12(ii)	Amended and Restated Bylaws of UCS, filed as Exhibit 4.12(ii) to our Registration Statement on Form S-3 (Commission File No. 333-129266), dated October 27, 2005, and incorporated herein by reference.
4	.13(i)	Certificate of Incorporation of URS Group, Inc., a Delaware corporation (“URS Group”), filed as Exhibit 3.16(1) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.13(ii)	Bylaws of URS Group, filed as Exhibit 3.16(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.14(i)	Certificate of Incorporation of URS Holdings, Inc., a Delaware corporation (“URS Holdings”), filed as Exhibit 3.17(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.14(ii)	Bylaws of URS Holdings, filed as Exhibit 3.17(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.

Exhibit
Number		Description of the Document

4	.15(1)	Certificate of Incorporation of Lear Siegler Services, Inc., a Delaware corporation (“Lear Siegler”), filed as Exhibit 3.19(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.15(ii)	Bylaws of Lear Siegler, filed as Exhibit 3.19(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.16(i)	Certificate of Incorporation of EG&G Defense Materials, Inc., a Utah corporation (“EG&G Defense materials”), filed as Exhibit 3.21(1) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.16(ii)	Bylaws of EG&G Defense Materials, filed as Exhibit 3.21(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.17(i)	Certificate of Incorporation of EG&G Technical Services, Inc., a Delaware corporation (“EG&G Technical Services”), filed as Exhibit 3.22(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.17(ii)	Bylaws of EG&G Technical Services, filed as Exhibit 3.22(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.18(i)	Articles of Incorporation of E.C. Driver & Associates, Inc., a Florida corporation (“E.C. Driver”), filed as Exhibit 4.57 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.18(ii)	Bylaws of E.C. Driver, filed as Exhibit 4.58 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.19(i)	Certificate of Incorporation of Lear Siegler Logistics International, Inc., a Delaware corporation (“Lear Siegler Logistics”), filed as Exhibit 4.59 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.19(ii)	Bylaws of Lear Siegler Logistics, filed as Exhibit 4.60 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.20(i)	Certificate of Incorporation of URS Corporation AES, a Connecticut corporation (“URS AES”), filed as Exhibit 4.62 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.20(ii)	Bylaws of URS AES, filed as Exhibit 4.64 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.21(i)	Certificate of Incorporation of URS Corporation — New York, a New York corporation (“URS New York”), filed as Exhibit 4.67 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.21(ii)	Bylaws of URS New York, filed as Exhibit 4.68 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
5.1		Opinion of Cooley Godward llp. FILED HEREWITH.
23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm. FILED HEREWITH.
23.2		Consent of Cooley Godward llp (reference is made to Exhibit 5.1). FILED HEREWITH.
24.1		Power of Attorney, filed as Exhibit 24.1 to our Registration Statement on Form S-3 (Commission File No. 333-129266), dated October 27, 2005, and incorporated herein by reference.

Item 17.	Undertakings
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.
      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on the 21st day of November, 2005.

URS CORPORATION

By:	/s/ Martin M. Koffel*

Martin M. Koffel
Chief Executive Officer, President
and Chairman of the Board of Directors

*By:	/s/ Kent P. Ainsworth

Kent P. Ainsworth
Attorney-In-Fact

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN DULY EXECUTED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 21ST DAY OF NOVEMBER, 2005.

/s/ Martin M. Koffel* Martin M. Koffel Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	/s/ Kent P. Ainsworth Kent P. Ainsworth Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)

/s/ Reed N. Brimhall* Reed N. Brimhall Vice President, Controller and Chief Accounting Officer	/s/ Mickey P. Foret Mickey P. Foret Director

H. Jesse Arnelle Director	General Joseph W. Ralston, USAF (Ret.) Director

/s/ Betsy J. Bernard* Betsy J. Bernard Director	/s/ John D. Roach* John D. Roach Director

/s/ Armen Der Marderosian* Armen Der Marderosian Director	/s/ William D. Walsh* William D. Walsh Director

*By: /s/ Kent P. Ainsworth Kent P. Ainsworth Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description of the Document

4	.1(i)	Certificate of Incorporation of URS Corporation, a Delaware corporation, filed as Exhibit 3.1 to the Annual Report on Form 10-K for the fiscal year ended October 31, 1991, and incorporated herein by reference.
4	.1(ii)	Certificate of Amendment of Certificate of Incorporation, filed as Exhibit 3.3 to the Annual Report on Form 10-K for the fiscal year ended October 31, 2003, and incorporated herein by reference.
4	.1(iii)	Bylaws of URS Corporation, a Delaware corporation, as amended, filed as Exhibit 3.4 to the Annual Report on Form 10-Q for the fiscal year ended October 31, 2003, and incorporated herein by reference.
4	.2(i)	Articles of Incorporation of Aman Environmental Construction, Inc., a California corporation (“Aman”), filed as Exhibit 3.2(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.2(ii)	Bylaws of Aman, filed as Exhibit 3.2(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.3(i)	Articles of Incorporation of URS Corporation — North Carolina, a North Carolina corporation (“URS-NC”), filed as Exhibit 4.1 to our Form 10-Q for the quarter ended July 1, 2005, and incorporated herein by reference.
4	.3(ii)	Bylaws of URS-NC, filed as Exhibit 4.2 to our Form 10-Q for the quarter ended July 1, 2005, and incorporated herein by reference.
4	.4(i)	Articles of Incorporation of Cleveland Wrecking Company, a California corporation (“CWC”), filed as Exhibit 3.4(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.4(ii)	Bylaws of CWC, filed as Exhibit 3.4(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.5(i)	Certificate of Formation of URS Resources, LLC, a Delaware limited liability company (“URS Resources”), filed as Exhibit 3.5(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.5(ii)	Limited Liability Company Agreement for URS Resources, filed as Exhibit 3.5(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.6(i)	Articles of Incorporation of URS District Services, P.C., a District of Columbia professional corporation (“URS-DS”), filed as Exhibit 4.3 to our Form 10-Q for the quarter ended July 1, 2005, and incorporated herein by reference.
4	.6(ii)	Bylaws of URS-DS, filed as Exhibit 4.4 to our Form 10-Q for the quarter ended July 1, 2005, and incorporated herein by reference.
4	.7(i)	Certificate of Incorporation of Signet Testing Laboratories, Inc. a Delaware corporation (“Signet”), filed as Exhibit 3.8(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.7(ii)	Bylaws of Signet, filed as Exhibit 3.8(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.8(i)	Articles of Incorporation of URS Construction Services, Inc., a Florida corporation (“URS Construction”), filed as Exhibit 3.9(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.8(ii)	Bylaws of URS Construction, filed as Exhibit 3.9(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.9(i)	Certificate of Incorporation of URS Corporation, a Nevada corporation (“URS — Nevada”), filed as Exhibit 3.10(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.

Exhibit
Number		Description of the Document

4	.9(ii)	Amended and Restated Bylaws of URS —Nevada, filed as Exhibit 4.9(ii) to our Registration Statement on Form S-3 (Commission File No. 333-129266), dated October 27, 2005, and incorporated herein by reference.
4	.10(i)	Certificate of Incorporation of URS Corporation Great Lakes, a Michigan corporation (“URS Great Lakes”), filed as Exhibit 3.11(1) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.10(ii)	Bylaws of URS Great Lakes, filed as Exhibit 3.11(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.11(i)	Certificate of Incorporation of URS Corporation —Ohio, a Ohio corporation (“URS —Ohio”), filed as Exhibit 3.14(1) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.11(ii)	Bylaws of URS —Ohio, filed as Exhibit 3.14(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.12(i)	Articles of Incorporation of URS Corporation Southern, a California corporation (“UCS”), filed as Exhibit 3.15(1) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.12(ii)	Amended and Restated Bylaws of UCS, filed as Exhibit 4.12(ii) to our Registration Statement on Form S-3 (Commission File No. 333-129266), dated October 27, 2005, and incorporated herein by reference.
4	.13(i)	Certificate of Incorporation of URS Group, Inc., a Delaware corporation (“URS Group”), filed as Exhibit 3.16(1) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.13(ii)	Bylaws of URS Group, filed as Exhibit 3.16(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.14(i)	Certificate of Incorporation of URS Holdings, Inc., a Delaware corporation (“URS Holdings”), filed as Exhibit 3.17(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.14(ii)	Bylaws of URS Holdings, filed as Exhibit 3.17(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.15(1)	Certificate of Incorporation of Lear Siegler Services, Inc., a Delaware corporation (“Lear Siegler”), filed as Exhibit 3.19(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.15(ii)	Bylaws of Lear Siegler, filed as Exhibit 3.19(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.16(i)	Certificate of Incorporation of EG&G Defense Materials, Inc., a Utah corporation (“EG&G Defense materials”), filed as Exhibit 3.21(1) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.16(ii)	Bylaws of EG&G Defense Materials, filed as Exhibit 3.21(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.17(i)	Certificate of Incorporation of EG&G Technical Services, Inc., a Delaware corporation (“EG&G Technical Services”), filed as Exhibit 3.22(i) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.17(ii)	Bylaws of EG&G Technical Services, filed as Exhibit 3.22(ii) to our Registration Statement on Form S-4/A (Commission File No. 333-101330), dated March 5, 2003, and incorporated herein by reference.
4	.18(i)	Articles of Incorporation of E.C. Driver & Associates, Inc., a Florida corporation (“E.C. Driver”), filed as Exhibit 4.57 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.18(ii)	Bylaws of E.C. Driver, filed as Exhibit 4.58 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.

Exhibit
Number		Description of the Document

4	.19(i)	Certificate of Incorporation of Lear Siegler Logistics International, Inc., a Delaware corporation (“Lear Siegler Logistics”), filed as Exhibit 4.59 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.19(ii)	Bylaws of Lear Siegler Logistics, filed as Exhibit 4.60 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.20(i)	Certificate of Incorporation of URS Corporation AES, a Connecticut corporation (“URS AES”), filed as Exhibit 4.62 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.20(ii)	Bylaws of URS AES, filed as Exhibit 4.64 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.21(i)	Certificate of Incorporation of URS Corporation —New York, a New York corporation (“URS New York”), filed as Exhibit 4.67 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
4	.21(ii)	Bylaws of URS New York, filed as Exhibit 4.68 to our Form 10-K for the fiscal year ended October 31, 2004, and incorporated herein by reference.
5.1		Opinion of Cooley Godward llp. FILED HEREWITH.
23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm. FILED HEREWITH.
23.2		Consent of Cooley Godward llp (reference is made to Exhibit 5.1). FILED HEREWITH.
24.1		Power of Attorney, filed as Exhibit 24.1 to our Registration Statement on Form S-3 (Commission File No. 333-129266), dated October 27, 2005, and incorporated herein by reference.